Exhibit 10.3

The Autodesk Incentive Plan

Fiscal Year 2010

February 1, 2009 – January 31, 2010

Table of Contents

Overview	3

Plan Year	3

Eligibility	3

Target Incentive	4

Plan Funding	4

Individual Bonus Awards	5

Bonus Payout Schedule	6

Interpretation	6

Plan Changes/Employment Status	6

The Autodesk Incentive Plan Fiscal Year 2010	2	March 3, 2009

Overview

This FY10 Autodesk Incentive Plan (“AIP” or the “Plan”) describes the terms and conditions for participation in and funding of this bonus program for eligible employees of Autodesk, Inc. and its subsidiaries (“Autodesk” or “Company”). The AIP is an overall corporate bonus plan, which is funded based upon the Company’s achievement of specific financial and non-financial goals.

The decision whether to grant an AIP award (“Bonus”) to an eligible Plan participant (“Participant”), as well as the amount of any Bonus, is determined by the Company in its sole discretion and is based on various factors including the amount of the AIP funding pool and the Participant’s individual achievement.

Except as otherwise provided herein, this Plan supersedes all prior or contemporaneous incentive plans issued by the Company (but not sales compensation plans or the executive incentive plan).

Plan Year

The FY10 AIP period is the Autodesk fiscal year, February 1, 2009 through January 31, 2010 (“Plan Year”).

Eligibility

All regular, non-sales employees of Autodesk are eligible to participate in the AIP. (In most cases, sales employees participate in separate compensation plans and are not eligible to participate in the AIP).

To be eligible to earn a Bonus under the Plan, Participants must start employment with the Company prior to January 1, 2010. Except as otherwise required by local law or as determined by Autodesk in its sole discretion, Participants also must be active regular employees on the Autodesk payroll on the Bonus payout date in order to be eligible to earn a Bonus under the Plan. Participants who resign from their employment with the Company or whose employment terminates for any other reason prior to the Bonus payout date will not earn any Bonus.

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Participants who transfer to a non-eligible (i.e., sales) position during the Plan Year, and Participants who are on an approved leave of absence during the Plan Year, will be eligible to earn a prorated Bonus if they are still employed by Autodesk on the Bonus payout date. To the extent earned, any prorated Bonus will be paid on the regular Bonus payout date unless otherwise provided by Autodesk policy or applicable local law.

Target Incentive

In order to calculate the pool of dollars available to be awarded as Bonuses under the AIP, every Participant is assigned a target incentive payout amount, which target is a percentage of the Participant’s annual base salary. That percentage is typically based on the Participant’s pay grade.

While a Participant’s target incentive payout amount may be a factor in the determination of his/her Bonus amount, the target incentive payout amount is used primarily to calculate the available base AIP funding pool (after application of the metrics as described below), and is not a commitment to pay a Participant any specific Bonus amount. Individual Bonus awards will be determined by management in its sole discretion, and an eligible Participant may receive a Bonus that is larger or smaller than his/her target incentive payout, or may receive no Bonus whatsoever.

Plan Funding

The base AIP funding pool is determined by Autodesk in its sole discretion based upon the Company’s achievement of specific financial metrics, which achievement is then applied to the target incentive payouts of all the Plan participants to determine an initial base funding amount for the Plan (as reflected in the funding matrix described in the next paragraph). In light of the unpredictable economic circumstances facing the Company and the world, the Company may set the metrics for the first half of the Plan Year, and then may set new metrics for the second half of the Plan Year to reflect then current economic conditions.

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At or near the beginning of the Plan Year, the AIP funding matrix reflecting base funding amount achievement scenarios will be set for the first half of the year. At the end of this period, base funding will be determined based on the Company’s performance to financial metrics for the first half of the Plan Year. The same process will apply for the second half of the Plan Year. After combining the base funding amount for the two half year periods, discretionary multipliers based on the achievement or non-achievement of other goals (including non-financial goals) or growth initiatives may be applied to the aggregate base funding amount, causing an upward or downward adjustment of that amount. That adjusted amount will be the final AIP funding pool for the Plan Year.

As soon as it is available, the AIP funding matrix may be viewed via the Autodesk Incentive Plan web pages located in the HR section of InfoSys (http://hr.autodesk.com/aip/index.asp). The matrix may change during the Plan Year at the Company’s sole discretion.

Incentive payout amounts for Participants hired during the Plan Year will be pro-rated based on the actual number of calendar days they are active employees during the Plan Year.

Individual Bonus Awards

The amount of a Participant’s Bonus, if any, is determined in management’s sole discretion, and may be more or less than the Participant’s target incentive payout. Individual Bonuses are determined based on a number of factors, including the eligible Participant’s individual performance and target incentive payout and the amount of the AIP funding pool.

Individual Bonuses are recommended by the appropriate manager and reviewed/adjusted by the appropriate SVP/EVP. Those recommendations are then forwarded to the SVP of Human Resources and the CEO for review/adjustment and

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approval1 . Director level and above Bonuses may be adjusted to ensure equity with Bonuses awarded to other Participants in the Company at similar levels with similar performance.

Bonus Payout Schedule

Bonuses are paid after the end of the Plan Year, typically in April. However, mid-year Bonus “advances” may be paid, based on Company financial results and other appropriate factors, at the discretion of the Company. If mid-year Bonus advances are paid, they will be applied toward any end of year Bonuses.

Interpretation

Questions about the Plan may be raised with the Participant’s manager, HR Business Partner and/or anyone on the HR Compensation team. In the case of any dispute or question, the SVP of Human Resources will interpret the provisions of this Plan and rule on situations not specifically covered in the Plan. The SVP of Human Resources must review and approve in writing any exceptions to this Plan, including any individual award guarantees made at the time of an employment offer or otherwise. To the extent any provision of the Plan is inconsistent with any local law, such provision shall be interpreted in that locality in a manner consistent with local law requirements.

Plan Changes/Employment Status

Autodesk reserves the right to revise, alter, amend, or terminate the Plan at any time before, during, or after the Plan Year for any reason to the fullest extent allowed by applicable law. The Plan does not constitute a contract of employment and does not in any way alter the “at-will” status of any Participant’s employment with Autodesk.

[1]	In the case of Executive Staff Members who are eligible for a Bonus under this Plan, the Compensation Committee of the Board of Directors will review and approve the recommended Bonus awards.

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